------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires:  January 31, 2005|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|     Rochelle            Curtis         |  UnitedGlobalCom, Inc. (UCOMA)                 | X  Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  |   Officer               Other          |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |       May 2002         |                                        |
|  4643 S. Ulster Street, Suite 1300     |                       |                        |    --------------------------------    |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        |    Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                                        |                       |                        | X  Form filed by More than One         |
|  Denver                CO      80237   |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Class A Common Stock(1)        | 5/14/02    | P  |    |    150,000     | A  |  $5.00  |     150,000     | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |By a Limited        |
|Class A Common Stock(1)        |            |    |    |                |    |         |     150,000     | I  |Partnership(2)      |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |By a Limited        |
|Class A Common Stock(1)        |            |    |    |                |    |         |     142,134     | I  |Partnership(3)      |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Class A Common Stock(1)        |            |    |    |                |    |         |       4,000     | I  |By a Corp.(4)       |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date       |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative       |Exercisable  |  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities       |and          |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or  |Expiration   |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)  |Date         |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)|(Month/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                   |   Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                   |-------------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                   |      |      |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-------------------|Date  |Exp.  |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)  |   (D)   |Exbl. |Date  |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
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Explanation of Responses:
(1) The Reporting Persons are parties to a Founders Agreement.  The securities reported herein do not include securities beneficially owned by other parties to said Agreement.  The Reporting Persons disclaim any beneficial ownership of such other parties' securities and this Report shall not be deemed an admission that the Reporting Persons are the beneficial owners of such securities for the purposes of Section 16 or for any other purpose.
(2) The general partner is a trust of which Curtis Rochelle, a Reporting Person, is the trustee.
(3) Since the last report, Marian Rochelle, a Reporting Person, has transferred her securities to a limited partnership, the general partner of which is a trust and she is the trustee.
(4) The Reporting Persons are a greater than 10% shareholders and directors of the corporation.  The Reporting Persons disclaim beneficial ownership of the securities, except to the extent of their respective pecuniary interests therein.



**Intentional misstatements or omissions of facts constitute Federal           /s/ /s/ Curtis Rochelle               June 3, 2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.  Curtis Rochelle, individually and as
      If space provided is insufficient, see Instruction 6 for procedure.    Attorney-in-Fact for Marian Rochelle    SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number
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